Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-143524 of BlackRock Funds II on Form N-14 of our report dated February 22, 2007, relating to the financial statements and financial highlights of The GNMA Fund Investment Accumulation Program Inc. (the “Program”), appearing in the Annual Report on Form N-CSR of the Program for the year ended December 31, 2006, and to the reference to us under the caption “Financial Statements” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
July 10, 2007